EXECUTION VERSION

AMENDED AND RESTATED SERVICES AGREEMENT

Dated as of the May 8, 2024,

by and between

Bridger Aerospace Group Holdings, Inc.,

Albacete Aero, S.L.U.,

Bridger Aerospace Europe, S.L.U.

and

MAB Funding Designated Activity Company,

concerning the aircraft set forth on Exhibit A hereto.

This Amended and Restated Services Agreement (“Agreement”), is entered into as of May 8, 2024 (the “Amendment Date”) by and between Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“Bridger”), Albacete Aero, S.L.U., a limited liability company incorporated under the laws of Spain (“Albacete”), Bridger Aerospace Europe, S.L.U., a limited liability company incorporated under the laws of Spain (“BAE”) and MAB Funding Designated Activity Company, a designated activity company (limited by shares) incorporated under the laws of Ireland (“Owner”) and amends and restates in its entirety the Services Agreement entered into on November 17, 2023 (the “Effective Date”), between Bridger and BAE. Bridger, Albacete, BAE and Owner may be referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, pursuant to those certain aircraft sale and purchase agreements, dated as of the date hereof, by and between Owner and BAE (collectively, the “BAE Purchase Agreements”), Owner owns those aircraft described on Exhibit A attached hereto (each, an “Aircraft”, and, collectively, the “Aircraft”); and
WHEREAS, Owner, Albacete, BAE and Bridger desire to enter into this Agreement to address, among other things, terms and conditions as to the retrofit, operation, maintenance, lease, purchase, and exclusivity obligations as to all of the Aircraft, in addition to certain other terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein, the Parties agree as follows:
Section 1
Lease
1.1Lease. With respect to each Aircraft, at the request of Owner at any time and from time to time, but no earlier than 90 days prior to the anticipated date that such Aircraft is equipped to be flown in revenue service for aerial firefighting purposes, Owner and Bridger shall negotiate in good faith for the entry into an operating lease with respect to the applicable Aircraft, together with all equipment, attachments, accessories and parts as may be installed thereon or appurtenant thereto from time to time, on the terms and subject to the conditions set forth on Exhibit B hereto (the “Lease Terms”) and otherwise containing such other customary terms and conditions for aircraft leases of this type and as to similar aircraft and otherwise as reasonably satisfactory to Owner (each, an “Operating Lease”); provided, however, that, as to each Aircraft, Owner and Bridger shall enter into an Operating Lease no later than the date such Aircraft is to be first operated. With respect to each Aircraft, during the term of this Agreement and at any time that an Operating Lease is not then in effect with respect to such Aircraft, Bridger agrees to hold such Aircraft as Owner’s bailee for the sole benefit of Owner. Substantially concurrently with the entry into any Operating Lease, the Parties shall cooperate in good faith to amend this Agreement as may be required in order to appropriately reflect the terms of such Operating Lease.

Section 2
Operation, Retrofitting and Management of Aircraft
2.1Commencement of Obligations. Bridger acknowledges and agrees that its obligations under this Section 2 with respect to the Aircraft commenced as of the date the Aircraft were delivered by The Ministry for Ecological Transition and the Demographic Challenge (“MITECO”).
2.2Operation of Aircraft. For so long as this Agreement is in effect with respect to any Aircraft, Bridger shall not operate such Aircraft at any time that an Operating Lease is not then in effect with respect thereto other than any ferry flight, the purpose of which is to deliver such Aircraft to a third-party that is either (x) providing maintenance, repair or storage services pursuant to a Key Contract (as defined herein) or (y) to a third-party that is retained to perform the Work (defined below) in accordance with this Agreement. In all cases, the use and operational control of an Aircraft, other than as explicitly set out in this Section 2.2, shall be governed by the terms and subject to the conditions set forth in the applicable Operating Lease and the Key Contracts relating to such Aircraft or as otherwise mutually agreed upon in writing by the Parties.
2.3Retrofit and Return to Service Process.
2.3.1The Parties acknowledge that the Aircraft are not currently equipped to be flown in revenue service for aerial firefighting purposes. Albacete or Bridger (or an affiliate) shall be responsible for retrofitting each Aircraft to conform to the configuration as agreed to by Owner and to return such Aircraft to service for aerial firefighting purposes in accordance with applicable laws and in accordance with a scope of work plan in respect of the retrofit of each Aircraft for the following services: (i) C Check, including the maintenance, repair and overhaul of the airframe; (ii) maintenance, repair and overhaul of landing gears (nose and main); (iii) maintenance, repair and/or replacement of rotables, tires, seals, propellors, cockpit gauges and flight controls including any necessary testing for functionality and serviceability; (iv) Non-Destructive Testing of materials; and (v) overhaul of four (4) Pratt & Whitney PW123AF engines including full assembly and testing of operating conditions and airworthiness (as may be amended, modified or supplemented by mutual agreement of the Parties) (collectively, the “Work”). Bridger and its affiliates (including Albacete) shall not cause, authorize or permit any Work to be performed on any of the Aircraft without the prior written consent of Owner (in its sole and absolute discretion), provided further, that Bridger does hereby delegate, authorize and permit its wholly-owned subsidiary Albacete to perform the Work obligations in this Agreement, in accordance with and subject to the terms hereof, and any Work performed by Albacete shall not relieve, affect, modify or in any way alter any of Bridger’s obligations, duties and payment responsibilities set forth in this Agreement. By signing this Agreement, each of Bridger, Albacete, BAE and Owner acknowledge and accept such delegation.
Each of the Parties acknowledges that Bridger has been providing the Work through Albacete before the Amendment Date, which has not been invoiced. As of the Amendment Date, Albacete has issued invoices to BAE for all such Work performed prior to the Amendment Date in an amount of approximately EUR 2,300,000 and following the Amendment Date, Albacete shall issue invoices to Owner for any additional Work performed on or after the Amendment Date. Additionally, to support Albacete in documenting the ability to invoice Owner for the Work, Albacete and Owner shall enter, as the Amendment Date and simultaneously with this Agreement, into a short form services agreement, set out in Exhibit C. Similarly, BAE shall collaborate with Albacete if reasonably requested by Albacete in documenting the services provided by Albacete to BAE in relation to the Work.
2.3.2Bridger or Albacete, as applicable, shall contract with one or more certified aircraft repair facilities reasonably acceptable to Owner to perform the Work. Bridger or Albacete shall negotiate in good faith with qualified service providers as to proposed service contracts for the performance of the Work, and shall keep Owner reasonably informed, on a current and prompt basis, as to any material developments as to the negotiations and drafts of such proposed service contracts, and shall provide to Owner (a) a copy of the proposed service contracts for each Aircraft (including all exhibits, schedules, and ancillary documents and agreements in connection therewith) reasonably in advance of the proposed execution thereof and (b) a reasonable opportunity to review and comment thereon (which comments Bridger or Albacete, as applicable, shall review and incorporate therein). Any such service contract entered into in full compliance with the foregoing shall be deemed a “Retrofit Contract”, and, collectively, shall be deemed, the “Retrofit Contracts”. Without the prior written consent of Owner, Bridger or Albacete shall not, directly or indirectly, enter into, materially amend, materially modify, terminate, waive any material right under or waive any default under, any Retrofit Contract; provided, however, that after receiving Owner’s written consent to enter into any Retrofit Contract and beginning the Work, Bridger or Albacete may enter into any change orders or other modifications to any Retrofit Contract so long as such change order or modification would neither (i) increase the aggregate annual expenditures under such Retrofit Contract by more than ten percent (10%) nor (ii) exceed the aggregate Retrofitting Costs for the applicable Aircraft set forth in the Retrofit Budget. Bridger or Albacete, as applicable, shall perform their obligations under each Retrofit Contract in accordance with the terms thereof and shall notify Owner promptly in the event of any breach, default or dispute (or anticipated breach, default or dispute) under any Retrofit Contract.
2.3.3Notwithstanding anything in the foregoing to the contrary, without the prior written consent of, or unless otherwise directed by, Owner, as to Aircraft 3 and Aircraft 4, Bridger and Albacete shall not cause, authorize or permit any material Work to be performed until Bridger has acquired Aircraft 1 and Aircraft 2 from Owner pursuant to the terms of Section 3.1 below or Owner has otherwise sold or disposed of Aircraft 1 and Aircraft 2.
2.3.4Owner shall be responsible for reimbursing Albacete or Bridger (or its affiliates) for all costs and expenses incurred in connection with the Work, including amounts payable pursuant to each Retrofit Contract and expenses incurred by Albacete or Bridger (or its affiliates) in connection therewith, in each case, solely to the extent set forth in, and pursuant to the applicable line item amounts of, the Retrofit Budget (collectively, the “Retrofitting Costs”). Albacete (or Bridger or its affiliates) shall provide Owner with invoices for all Retrofitting Costs (which invoices shall be addressed directly to Owner, or shall be re-invoiced directly by Albacete or Bridger (or any of its affiliates) to Owner), together with reasonable and appropriate supporting documentation, in respect of each calendar month, within ten (10) Business Days of the end of such calendar month, provided that any invoices in respect of such month that are received by Albacete or Bridger (or its affiliates) after such ten (10) Business Day period shall be included in the following month’s request. Within fifteen (15) Business Days of receipt of such invoices (subject to the timely delivery thereof pursuant to the immediately preceding sentence), Owner shall pay or cause to be paid to Albacete or Bridger (or its affiliates) the aggregate amount of such Retrofitting Costs that are not being disputed pursuant to the following sentence; provided, that, Owner may delay any such payments to the extent they do not exceed $100,000. Notwithstanding anything to the contrary herein, Owner shall have the right to (a) offset against any Retrofitting Costs owed to Bridger or Albacete any amounts due to Owner and unpaid pursuant to this Agreement, the Bridger Purchase Agreement or any Operating Lease, including any Damages owed pursuant to Section 2.8 and (b) dispute any invoice (or component thereof) for any Retrofitting Cost that Owner reasonably believes to have been incurred in breach or violation of the terms of this Agreement or to be inconsistent with the Retrofit Budget. For purposes of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Madrid, Spain or Dublin, Ireland are required or authorized by applicable law to be closed.
2.3.5Bridger shall prepare an estimated quarterly budget (the “Retrofit Budget”) for Retrofitting Costs to be incurred in each fiscal quarter (or partial quarter) during the term of this Agreement and shall submit each such Retrofit Budget to Owner no later than 30 calendar days prior to the commencement of the applicable fiscal year of Bridger. Owner shall have the right to approve the amounts set forth in the Retrofit Budget, and none of Bridger or its affiliates (including Albacete) shall be entitled to reimbursement for any items not contained in an approved Retrofit Budget (other than in connection with any variance to the Retrofit Contract, as set forth in Section 2.3.2). In the event the Parties fail to agree to any Retrofit Budget, the most recent Retrofit Budget approved by Owner pursuant to this Section 2.3.5 shall continue to govern.
2.4Flight Operations; Key Contracts.
2.4.1Once the Work with respect to an Aircraft has been completed and such Aircraft has been returned to revenue service in accordance with the terms and conditions of this Agreement (including the requirement to execute and deliver an Operating Lease with respect to such Aircraft pursuant to Section 1 hereof), Bridger may deploy each Aircraft for aerial firefighting solely pursuant to the terms of Key Contracts (as defined herein) entered into in accordance with Section 2.4.2.
2.4.2Bridger shall provide to Owner (a) a draft copy of each proposed contract (including all exhibits, schedules, and ancillary documents and agreements in connection therewith) in respect of any Aircraft that would involve the payment by Bridger or any of its affiliates of $100,000 or more in any fiscal year (including in respect of the deployment, maintenance, storage, and insurance thereof but excluding any Retrofit Contract, which shall be governed by Section 2.3.2), reasonably in advance of the proposed execution thereof and (b) a reasonable opportunity to review and comment thereon (which comments Bridger shall review and incorporate therein). Any such contract entered into in full compliance with the foregoing shall be deemed a “Key Contract”, and, collectively, shall be deemed, the “Key Contracts”. Each Key Contract shall provide that: (i) Owner shall be a third party beneficiary of the rights of Bridger thereunder, with a specific right of enforcement and (ii) such Key Contract shall be assignable by Bridger to Owner without any consent of, or notice to, the counterparty thereto, at any time that the Aircraft that is the subject of such Key Contract is owned by Owner at the time of such assignment. Without the prior written consent of Owner, Bridger shall not, directly or indirectly, enter into, materially amend, materially modify, terminate, waive any material right under or waive any default under, any Key Contract. Bridger shall perform its obligations under each Key

Contract in accordance with the terms thereof and shall notify Owner promptly in the event of any breach, default or dispute (or anticipated breach, default or dispute) under any Key Contract.
2.4.3Bridger shall cause each flight crew assigned to an Aircraft to be fully trained and qualified for the operation of the Aircraft and to meet all requirements under applicable laws. All such flight crews shall be agents of or employees of Bridger or one of its subsidiaries and Bridger shall exercise sole control and supervision over all flight crews, and Bridger shall be responsible for and liable for any action or inaction of any such party (for the avoidance of doubt, any Damages related thereto that are indemnified by Bridger pursuant to Section 2.8.1 shall be subject to the other terms and limitations set forth in Section 2.8).
2.4.4At any time that an Aircraft is deployed, Bridger shall cause to be maintained flight logbooks showing the full flight time of the Aircraft and shall keep such logs in the Aircraft and available for inspection by Owner or its representatives at all reasonable times.
2.4.5Any revenue received by Bridger from deployment of an Aircraft shall be the sole and exclusive property of Bridger.
2.5Maintenance and Operating Costs.
2.5.1Bridger shall (a) take all requisite steps to maintain and keep the Aircraft in good repair and in an airworthy operating condition, (b) maintain in full force and effect all approvals, consents, licenses, permits and other authorizations of any governmental or regulatory authority applicable to the Aircraft and required to maintain, store, operate and/or deploy the Aircraft and (c) cause all maintenance and repair work to be performed in compliance with applicable laws and by persons duly licensed to do such work, which may include employees of Bridger or its affiliates and in each case, in the same manner and with the same degree of care as a reasonable and prudent operator of similar aircraft. Except as previously approved in writing by Owner (in its sole and absolute discretion) in a Retrofit Budget, under no circumstance shall Bridger transfer, sell, remove or otherwise encumber any engine of any Aircraft (including but not limited to an engine swap) without the prior written consent of Owner. If at any time any Aircraft (i) is not in revenue service or (ii) is not receiving maintenance, repair, overhaul or retrofit services pursuant to the terms of this Agreement, such Aircraft shall be held in accordance with an approved storage plan pursuant to a Key Contract.
2.5.2Other than the costs and expenses incurred in connection with the Work (solely to the extent set forth in, and pursuant to the applicable line item amounts of, the Retrofit Budget), Bridger shall be responsible for, and shall pay on a current basis, all costs and expenses related to the maintenance, repair and operation of each Aircraft, including but not limited to the following: flight crew, flight crew training (initial, re-current or otherwise), crew per diem while performing duties in conjunction with an Aircraft, hangar rent, insurance costs (as described in this Agreement), airframe & avionics maintenance (including labor and parts), engine maintenance, engine reserves or other such engine, airframe, or avionics program costs, computerized maintenance tracking program subscriptions, landing fee, parking, ramp fee, crew transportation, transient hangar, de-icing, flight related trip expenses, chart subscriptions, avionics database subscriptions, fuel research program subscriptions, catering expenses, jet fuel, cleaning, and stocking, compliance (including compliance with all airworthiness directives, mandatory service bulletins, alert service bulletins and mandatory orders), registration and importation.
2.6Reimbursements.
2.6.1Notwithstanding anything to the contrary in this Agreement, as to any service or item the cost of which Owner is required to reimburse Bridger (or its affiliates) under this Agreement (whether by offset or otherwise), Owner may elect to provide or arrange to provide such service or item, provided that such service or item has a substantially similar quality or service level (to be determined by Owner in its reasonable discretion), in order to permit Owner to reduce its costs.
2.6.2Notwithstanding anything to the contrary in this Agreement, Bridger shall use commercially reasonable efforts to minimize costs incurred by it if such costs would be reimbursable by Owner to Bridger in accordance with the terms of this Agreement (whether by offset or otherwise). In connection therewith, Bridger shall use commercially reasonable efforts to cooperate with Owner to identify opportunities to manage expenses relating to the Aircraft.
2.6.3Bridger and Owner acknowledge and agree that Owner’s remittance obligations are not intended to be duplicative and as such, in the event of any unintended duplication of payments by Owner from time to time pursuant to this Section 2.6 or pursuant to any other provision of this Agreement to the extent relating to Retrofitting Costs, Owner and Bridger shall work together in good faith to remedy such duplication by crediting Owner’s future payment obligations under this Agreement (whether or not arising pursuant to this Section 2.6) against the aggregate amount of such duplicated payments.
2.7Insurance.
2.7.1Except as otherwise provided by an applicable Operating Lease, Bridger shall maintain, or cause to be maintained in effect, at all times during the term of this Agreement, (i) aviation general liability insurance coverage with respect to each Aircraft with minimum limits of $50,000,000.00 per occurrence, and (ii) “all-risk” ground and flight hull insurance on an agreed-value basis for the Aircraft. All insurance policies required under this Section 2.7 (“Required Insurance Policies”) shall name Owner, Marathon Member (as defined below), Avenue Member (as defined below) and Bridger as Insureds or Additional Insureds. The Required Insurance Policies shall, without limitation: (a) be primary without any right of contribution from any insurance maintained by Owner; and (b) shall include at minimum all territories over which the Aircraft will be operated. Bridger shall pay all premiums for all Required Insurance Policies and shall provide Owner with evidence of such policies of insurance, including providing Owner with a certificate of insurance and endorsements on or before the Effective Date and at any time thereafter as Owner may reasonably request. In the event that Bridger shall fail to maintain the Required Insurance Policies as herein provided, Owner may, at its option (and at the sole cost and expense of Bridger), obtain such insurance protecting the interests of Owner and Bridger.
2.8Indemnification; Waiver of Consequential Damages

2.8.1Bridger Indemnification. Bridger shall defend, indemnify and otherwise hold harmless Owner, each of its affiliates, and its and their respective officers, directors, equityholders, partners (general and limited), members, managers, employees, agents, representatives, and each of their respective successors and assigns, as the case may be (each, a “Owner Indemnified Party”), from and against any and all liability of whatever nature, and shall pay to each Owner Indemnified Party upon demand the amount as to any suits, claims, complaints, damages, penalties, fines, expenses, taxes costs and losses, including legal expenses and settlement costs, of whatsoever kind and nature (collectively, “Damages”), imposed on, incurred by or asserted against any Owner Indemnified Party in any way related to or arising from any of the following: (i) any breach or violation of any representation, warranty, covenant or agreement of Bridger or Albacete in this Agreement and (ii) any other negligent or willful misconduct of Bridger or Albacete arising out of or in connection with the execution, enforcement, or performance of this Agreement.
2.8.2Owner Indemnification. Owner shall defend, indemnify and otherwise hold harmless Bridger, each of its affiliates (including Albacete), and its and their respective officers, directors, equityholders, partners (general and limited), members, managers, employees, agents, representatives, and each of their respective successors and assigns, as the case may be (each, a “Bridger Indemnified Party”), from and against any and all liability of whatever nature, and shall pay to each Bridger Indemnified Party upon demand, the amount of any Damages actually incurred by a Bridger Indemnified Party, in any way related to or arising from any (i) any breach or violation of any representation, warranty, covenant or agreement of Owner in this Agreement; and (ii) any other negligent or willful misconduct of Owner arising out of or in connection with the execution, enforcement, or performance of this Agreement.
2.8.3Calculation of Damages. The amount of any Damages paid to any Indemnified Party hereunder shall be reduced by the amount of any insurance proceeds or indemnification proceeds from third parties actually received by such Bridger Indemnified Party or Owner Indemnified Party, as applicable (each, an “Indemnified Party”), in respect of such Damages (net of reasonable and out-of-pocket costs of recovery thereof).
2.8.4Limitations on Damages. In no event shall any Party be entitled to recover from any other Party consequential, indirect, special, statutory, exemplary or punitive damages or damages calculated using multiples of revenue or earnings, actual or potential lost profits or diminution in value in connection with this Agreement or any other agreement referenced herein, or the termination or abandonment of any of the transactions contemplated hereby, except to the extent actually paid by an Indemnified Party to a third party. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not limit: (i) any Party from recovering direct damages, including in respect of lost profits or diminution in value but in each case only to the extent constituting direct damages; (ii) any indemnification obligation of Bridger pursuant to the terms of the Bridger Purchase Agreement (as defined below) and (iii) any obligation of Bridger to pay the Termination Fee or any other amounts payable pursuant to Section 3.4, when and if due.
2.8.5Indemnification Procedures.

(a)The applicable Indemnified Party shall promptly notify the other (as applicable, the “Indemnifying Party”) of the commencement of any action for which indemnification may be sought hereunder, but the failure to so timely notify the Indemnifying Party will not relieve the Indemnifying Party from liability hereunder unless and to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of the Indemnifying Party’s choice at its expense, provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party (in which case, the Indemnified Party will have the right to employ separate counsel and to participate in the defense of such action at the Indemnifying Party’s expense). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of such action on the Indemnified Party’s behalf and the Indemnified Party will have the right to employ one separate counsel (plus local counsel, if required, in any jurisdiction) for such defense, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time after notice of the institution of such action; (ii) the use of counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest; or (iii) the actual or potential defendants in, or targets of, any such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any action for which indemnification is sought hereunder effected without its written consent (not to be unreasonably withheld, conditioned, or delayed).
(b)The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle any pending or threatened claim or proceeding related to or arising out of this Agreement (whether or not the Indemnified Party or any indemnified party is a party to such claim or proceeding), or otherwise facilitate or participate in any such settlement, unless such settlement includes a provision unconditionally releasing the Indemnified Party and each other indemnified party from all liability in respect of claims by any releasing party related to or arising out of the engagement or any transactions or conduct in connection therewith.
2.9Liens.
2.9.1Bridger and its affiliates (including Albacete) shall ensure that no liens, encumbrances, levies or attachments (collectively, the “Liens”) are created or placed against any Aircraft as a result of Bridger’s or its affiliates’ actions. Bridger shall notify Owner promptly upon learning of any Liens not permitted by these terms.
2.9.2Bridger and its affiliates (including Albacete) shall take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it. Owner shall promptly reimburse Bridger for any costs and expenses incurred by Bridger in causing such Liens to be removed.
2.10Taxes; Withholding.

2.10.1Notwithstanding anything to the contrary herein, all Retrofitting Costs, fees for service or other amounts paid or payable by Owner or BAE to Albacete or Bridger (or any of its affiliates) as set forth in this Agreement shall be inclusive of any value-added tax or any other tax of a similar nature imposed in a member state of the European Union or imposed in any other jurisdiction in substitution for, or levied in addition to, such value-added tax (including consumption tax, goods and services tax, sales tax and turnover tax) (all such taxes, “Retrofit VAT”). Bridger shall co-operate with BAE and Owner and any affiliate in respect of any tax compliance issue arising in respect hereof and in connection with the same agrees (i) on written request, to provide Owner or any affiliate with full details of all tax arising in respect hereof, and (ii) to authorize the relevant tax authority to disclose such information to Owner and BAE. Notwithstanding anything to the contrary, Owner shall be entitled to, in its sole discretion, deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld under applicable law, and to the extent amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction or withholding was made. In respect of any Retrofit VAT, in the event of a conflict between the provisions of Section 2.8 and this Section 2.10, this Section 2.10 will govern.
2.10.2If Owner makes any payment of Retrofit VAT and the Owner is entitled to a refund for such Retrofit VAT, then Owner shall make all reasonable efforts to obtain such refund in accordance with the steps set out in clause 5.5.2, 5.5.3 and 5.5.4, which shall apply mutatis mutandis to the same extent as if the applicable Retrofit VAT paid under Clause 2.10.1 were the VAT Amount, except that: (i) Owner shall be required to apply for a refund of such Retrofit VAT under the system operated by Irish Revenue to reclaim from EU Member States only to the extent that Owner is notified in writing of such a requirement by Bridger (or its affiliates, including Albacete) and (ii) Owner shall not be subject to any requirement to apply for such refund within a 10 day time period of the services being invoiced by Albacete to Owner. Any refunded Retrofit VAT by the Owner shall be referred to as a “Owner Retrofit Recovered VAT”.
2.10.3If BAE makes any payment of Retrofit VAT for Works invoiced to BAE prior to the Amendment Date and BAE is entitled to a refund for such Retrofit VAT, then BAE shall make all reasonable efforts to obtain such refund in accordance with the steps set out in clause 5.5.2, 5.5.3 and 5.5.4, which shall apply mutatis mutandis to the same extent as if the applicable Retrofit VAT paid under this Clause 2.10.3 were the VAT Amount, except that: (i) BAE shall apply for the refund of Retrofit VAT under the ordinary VAT system operated by Spanish Revenue as promptly and reasonably practicable within the statutory deadline to file the VAT return (form 303) corresponding to the last quarter of year 2024 (and not, for the avoidance of doubt, within a 10 day time period of the services being invoiced to BAE) and (ii) BAE shall not be subject to any requirement to apply for such refund within a 10 day time period of the services being invoiced by Albacete to BAE. Any such refunded Retrofit VAT by BAE shall be referred to as a “BAE Retrofit Recovered VAT”.
Section 3
Purchase Right
3.1First Purchase. At any time during the first eighteen (18) months following the Effective Date (the date of such 18-month anniversary, the “First Purchase Date”, and such eighteen-

month period, the “First Purchase Period”), Bridger (or an affiliate thereof) shall have the right, but not the obligation, to purchase both (and only both unless mutually agreed by the Parties) of Aircraft 1 and Aircraft 2 from Owner (the “First Purchase”) for aggregate consideration equal to the First Payment (as defined below) by delivery of an irrevocable written notice to Owner on or prior to the First Purchase Date (a “First Purchase Election Notice”). If Bridger fails to deliver a First Purchase Election Notice in accordance with this Section 3.1, all of its rights with respect to each of the First Purchase and the Second Purchase shall terminate, unless otherwise mutually agreed upon by the Parties.
“First Payment” shall mean the sum of (a) $40,000,000 plus (b) the amount accrued commencing as of the VAT Payment Date (as defined below) through the earlier of (i) the VAT Recovery Date (as defined below) and (ii) the closing date of the First Purchase, in each case, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred) (the amount set forth in this clause (b), the “First VAT Interest Payment”). The First Payment is exclusive of VAT. To the extent VAT is chargeable on the First Purchase, Bridger shall pay any applicable VAT to Owner or directly to the relevant tax authority, as applicable.
3.2Second Purchase. Solely in the event that Bridger has consummated the First Purchase (unless otherwise mutually agreed by the Parties), Bridger (or an affiliate thereof) shall have the right, but not the obligation, at any time during the first thirty-six (36) months following the Effective Date (the date of such 36-month anniversary, the “Second Purchase Date”, and such 36-month period, the “Second Purchase Period”), to purchase both (and only both, unless mutually agreed upon by the Parties) of Aircraft 3 and Aircraft 4 from Owner (the “Second Purchase”), for aggregate consideration equal to the Second Payment (as defined below), by delivery of an irrevocable written notice to Owner on or prior to the Second Purchase Date (a “Second Purchase Election Notice”). If Bridger fails to deliver a Second Purchase Election Notice in accordance with this Section 3.2, all of its rights with respect to the Second Purchase shall terminate.
“Second Payment” shall mean an amount equal to the greater of (a) the IRR Calculated Price (as defined below) and (b) the MOIC Calculated Price (as defined below). The Second Payment is exclusive of VAT. To the extent VAT is chargeable on the Second Purchase, Bridger shall pay any applicable VAT to Owner or directly to the relevant tax authority, as applicable.
“IRR Calculated Price” shall mean the sum of (1)(A) the Purchase Price Amount (as defined below), plus (B) the RTS Amount (as defined below), plus (C) the amount accrued commencing as of the Effective Date through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the sum of (1)(A) plus (1)(B), plus (2)(A) the aggregate amount of all Overage, plus (B) the amount accrued commencing as of the date of such costs through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the amount in clause (2)(A), plus (3)(A)(i) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the closing date of the Second Purchase, plus (B) the amount accrued commencing as of the VAT Payment Date through the earlier of (i) the VAT Recovery Date and (ii) the closing date of the Second Purchase at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), minus (4) an amount equal to (A) $40,000,000, plus (B) the amount accrued commencing as of the date of the closing date of the First Purchase through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on $40,000,000, minus (5) an amount equal to (A) the First VAT Interest Payment, plus, solely in the event the VAT Recovery Date has not occurred on or prior to the closing date of the First Purchase, (B) the amount accrued commencing as of the closing date of the First Purchase through the earlier of (i) the VAT Recovery Date and (ii) the closing date of the Second Purchase at a rate of 15% per annum, compounded monthly, on the First VAT Interest Payment (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), minus (6) an amount equal to (A) the aggregate amount of payments received by Owner under any Operating Lease, plus (B) the amount accrued commencing as of the date of the applicable Lease Payment through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the amount in clause (6)(A) and, solely in the event that any portion of the RTS Amount in respect of Aircraft 4 has not been spent, minus (7) the difference between (A) the RTS Amount in respect of Aircraft 4 minus (B) the retrofitting costs (including Retrofit VAT) actually spent in respect of Aircraft 4 as of the closing date of the Second Purchase, minus (8) the sum of (A) the aggregate amount of all Owner Retrofit Recovered VAT, if any, plus (B) the aggregate amount of all BAE Retrofit Recovered VAT, if any, in each case of the foregoing (8)(A) and (8)(B), as of the closing date of the Second Purchase and net of all out-of-pocket costs of Owner to recover such Owner Retrofit Recovered VAT and of BAE to recover such BAE Retrofit Recovered VAT, respectively. An illustrative calculation of the IRR Calculated Price is set forth on Schedule SP.
“MOIC Calculated Price” shall mean the amount necessary to provide Owner a return equal to (i) 1.5 multiplied by (ii)(A) the portion of the Purchase Price Amount in respect of Aircraft 3 and Aircraft 4 only, plus (B) the portion of the RTS Amount in respect of Aircraft 3 and Aircraft 4 only, plus (C) the portion of the Overage in respect of Aircraft 3 and Aircraft 4 only, plus (D) the excess of (1) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the closing date of the Second Purchase.
“Purchase Price Amount” means the aggregate amount of purchase price paid by Owner to acquire Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4, excluding the implied portion contributed by Bridger, in each case calculated in accordance with the PPA Schedule.
“RTS Amount” means the estimated retrofitting costs in respect of Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4, in each case calculated in accordance with the RTS Schedule.
“Overage” means an amount equal to (i) the aggregate amount of all Retrofitting Costs and other costs paid by Owner to Bridger, minus (ii) the RTS Amount.
3.3Documentation. In connection with the First Purchase and the Second Purchase, the Parties shall work together in good faith to negotiate and enter into a purchase agreement and such other documents to effect such purchase that are customary for purchases by lessees on off-lease purchases for such purpose; provided, however, that such purchase agreement: (a) shall contemplate a simultaneous sign and close; (b) shall be conducted on an “as is, where is” basis and without any inspection or aircraft records requirements; (c) shall not be subject to any adjustments as to condition of aircraft; (d) shall not require Owner to make any representations and warranties other than as to ownership, due authorization, no conflicts, validity of agreement and brokers fees and (e) shall provide for an adjustment to the applicable purchase price for any amounts due to Bridger or Owner, respectively, under this Agreement in respect of the Aircraft that are the subject of the First Purchase or the Second Purchase, as applicable, and unpaid as of the closing date of such transaction. Closing of the First Purchase or the Second Purchase shall occur no later than thirty (30) days following the date of delivery of the First Purchase Election Notice or the Second Purchase Election Notice, as the case may be. Upon the consummation of any sale by Owner of any Aircraft (pursuant to Section 3.1, Section 3.2, Section 3.4 or otherwise), this Agreement shall terminate and be of no further force and effect solely with respect to such Aircraft.
3.4Failure to Consummate.
3.4.1In the event that (x) Bridger’s rights with respect to the Second Purchase have terminated in accordance with Section 3.1 or (y) the First Purchase is consummated and either (1) Bridger fails to deliver a Second Purchase Election Notice by the Second Purchase Date in accordance with Section 3.2 or (2) Bridger delivers a Second Purchase Election Notice in accordance with Section 3.2 but the Second Purchase is not consummated, in either case, within fifteen (15) days of the occurrence of any such event described by either (x) or (y) herein, either Party may elect, by delivery of a written notice to the other Party, to commence a good faith sales process to pursue a sale of all of the Aircraft or, solely in respect of the preceding clause (y), Aircraft 3 and Aircraft 4 (as applicable, the “Subject Aircraft”) to a third party (a “Sale Process”). If within fifteen (15) days of the occurrence of any such event (such date, the “Payment Date”), neither Party has elected to pursue a Sale Process and Owner has not otherwise entered into an operating lease with a third party with respect to the Subject Aircraft on terms and conditions satisfactory to Owner, in its sole and absolute discretion, then Bridger shall pay or cause to be paid to Owner the amount set forth in Section 3.4.4(b), unless and solely to the extent that (i) Owner has confirmed in writing to Bridger that it is delaying the election period to commence a Sale Process, during which delayed period either Party may elect to pursue a Sale Process, or (ii) Owner has waived in writing the obligations of Bridger under this Section 3.4.
3.4.2Bridger shall oversee, manage and facilitate the Sale Process and at all times during the Sale Process shall pursue a sale of the Subject Aircraft in good faith; provided, that Owner shall, and shall cause its representatives to, provide such cooperation and assistance as may be reasonably required in connection therewith, during normal business hours and upon reasonable advance notice (including by provision of confidential information (subject to the execution by the recipients of such information of customary confidentiality agreements) and participation in meetings with and presentations to potential purchasers). Bridger agrees to keep Owner reasonably informed regarding the status of the Sale Process and provide at least weekly updates to Owner with respect thereto; provided, that Bridger shall provide Owner with prompt (and in any event within two (2) Business Days) notice of any material developments with respect to the Sale Process, including regarding any bids for the Subject Aircraft. Bridger shall provide Owner with true and complete copies of any written bids (or, in the case of oral bids, reasonably detailed summaries of the proposed purchase price and other terms and conditions thereof). Notwithstanding anything herein to the contrary, (i) the acceptance of any bid or offer resulting from the Sale Process, and the structuring, negotiation and consummation of any transaction arising from the Sale Process, including any Consummated Sale (as defined below), shall occur in the sole and absolute discretion of the Owner and (ii) any Sale Process pursued by Bridger shall not in any way limit or restrict Owner’s rights to otherwise sell or dispose of the Subject Aircraft, or to entertain, solicit, accept or negotiate with third parties with regards to any such sale, pursuant to Section 3.5 herein.
3.4.3If, as of the date that is six (6) months following the commencement of the Sale Process, Bridger or Owner, as applicable, has not received any letter of intent, indicative term sheet, or similar commitment to purchase the Subject Aircraft and has not otherwise received any firm offers to purchase the Subject Aircraft from third parties, in any case, that (i) is not subject to any material contingencies and (ii) has not been revoked or rescinded (as determined by Owner in its sole and absolute discretion) (a “Viable Bid”), then the Sale Process shall terminate as of such date. If as of such date there is a Viable Bid, then the Sale Process shall be extended for an additional three-month period. If the transaction contemplated by the Viable Bid, or any other transaction in respect of the Subject Aircraft, is consummated during such three-month period, such transaction is referred to herein as a “Consummated Sale”. If a transaction is not consummated as a result of a Viable Bid during such additional three-month period, the Sale Process shall terminate. The date that the Sale Process terminates pursuant to this Section 3.4.3 is referred to herein as the “Sale Process Termination Date”.
3.4.4Bridger shall pay or cause to be paid to Owner:
(a)if there is a Consummated Sale, an amount in cash equal to the difference (if positive) between (i) the amount that would have been payable to Owner in respect of the applicable Subject Aircraft if the First Purchase or the Second Purchase, as applicable, had been consummated in accordance with Section 3.1 or 3.2 (assuming for such purpose that the closing of the First Purchase was effective as of the First Purchase Date and the Second Purchase was effective as of the Second Purchase Date), respectively, minus (ii) the consideration paid in respect of the applicable Subject Aircraft pursuant to the Consummated Sale (provided, that in no event shall the amount required to be paid by Bridger pursuant to this Section 3.4.4(a) exceed the sum of (1) $15 million plus (2)(A) the excess of (i) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the closing date of the Consummated Sale, plus (B) the amount accrued commencing on the VAT Payment Date through the earlier of (i) the VAT Recovery Date and (ii) the closing date of the Consummated Sale at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred)), which amount shall be paid by wire transfer of immediately available funds substantially concurrently with the closing of the Consummated Sale;
(b)if (1) either (i) a Sale Process was commenced under this Section 3.4 and there has not been a Consummated Sale or (ii) a Sale Process was not commenced under this Section 3.4 and (2) the Owner has not otherwise entered into an operating lease with a third party with respect to the Subject Aircraft on terms and conditions satisfactory to Owner, in its sole and absolute discretion, an amount in cash equal to (1) $15 million plus (2)(A) the excess of (i) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the Sale Process Termination Date or the Payment Date, as

applicable, plus (B) the amount accrued commencing on the VAT Payment Date through the earlier of (i) the VAT Recovery Date and (ii) the Sale Process Termination Date or the Payment Date, as applicable, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), which amount shall be paid by wire transfer of immediately available funds (x) within five (5) Business Days of the Sale Process Termination Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(i) or (y) on the Payment Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(ii); or
(c)if both the First Purchase and the Second Purchase are consummated, no amount shall be paid.
3.5Third Party Sale.
3.5.1If Bridger does not elect to make the First Purchase during the First Purchase Period or the First Purchase is otherwise not consummated by the Parties in accordance with the terms of Section 3.1 and Section 3.3, Owner shall have the right to sell any or all of the Aircraft, at its sole election, to a third party at any time and from time to time.
3.5.2If the First Purchase is consummated by the Parties but Bridger does not elect to make the Second Purchase during the Second Purchase Period or the Second Purchase is otherwise not consummated by the Parties in accordance with the terms of Section 3.2 and Section 3.3, then Owner shall have the right to sell the Aircraft identified on Exhibit A as Aircraft 3 and/or Aircraft 4 to a third party at any time and from time to time.
3.5.3The terms and conditions of any sale by Owner of Aircraft under this Section 3.5 shall be determined by Owner, in its sole and absolute discretion, and shall not otherwise require any consent of or notice to Bridger, except to the extent expressly provided under the applicable Operating Lease.
3.5.4Upon the occurrence of any of the events set forth in Section 3.5.1 or 3.5.2, Bridger shall pay or cause to be paid to Owner, within five (5) Business Days of the occurrence of such event, an amount in cash equal to (1) the excess of (A) the VAT Amount minus (B) the Recovered VAT Amount, if any, as of such payment date, plus (2) the amount accrued commencing on the VAT Payment Date through the earlier of (A) the VAT Recovery Date and (B) such payment date, as applicable, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), which amount shall be paid by wire transfer of immediately available funds.
Section 4
Board Observer Rights

4.1Beginning on the Effective Date and ending on the date that this Agreement terminates, Bridger hereby grants to each of MAM-MAB Member, LLC, a Delaware limited liability company (the “Marathon Member”) and Avenue Sustainable Solutions Fund, L.P., a Delaware limited partnership, (the “Avenue Member”), the option and right to appoint a single representative (each, a “Board Observer” and together, the “Board Observers”), to attend all meetings (including, without limitation, telephonic meetings) of the full board of directors of Bridger (the “Board”) and any committee thereof (each, a “Committee”). The Board Observers shall not constitute members of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board. The Board Observers shall be provided access to all materials and information provided on the same terms and in the same manner as provided to the other members of the Board or the applicable Committee. The Board Observers shall have the right to request to attend the executive sessions of the Board in connection with meetings the Board Observers otherwise have a right to attend, subject to approval by the Board.
4.2Bridger shall (a) give the Board Observers notice of the applicable meeting or any proposed action taken by written consent at the same time and in the same manner as notice is given to the members of the Board or the applicable Committee, (b) provide the Board Observers with access to all materials and other information (including, without limitation, access to minutes of meetings or written consents of the full Board and any Committee) given to the members of the Board and the applicable Committee in connection with such meetings or actions taken by written consent at the same time and in the same manner such materials and information are furnished to such members of the Board or such Committee, and (c) provide the Board Observers with all rights to attend (whether in person or by telephone or other means of electronic communication as solely determined by the applicable Board Observer) such meetings as a member of the Board and each Committee. As promptly as practicable following the Effective Date, Bridger, on the one hand, and each Board Observer, on the other hand, shall negotiate in good faith a board observer agreement containing indemnification provisions in favor of such Board Observer and confidentiality provisions in form and substance customary for transactions of this type.
4.3Notwithstanding any rights to be granted or provided to the Board Observers hereunder, Bridger reserves the right to exclude the Board Observers from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith, that such access would prevent the members of the Board from engaging in attorney-client privileged communication; provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion.
Section 5
Other Covenants
5.1Restrictive Covenants.
5.1.1Bridger acknowledges and agrees that, from and after the Effective Date and until the later of (i) the termination of this Agreement in accordance with its terms and (ii) such time as Owner or any of its affiliates no longer owns any of the Aircraft (the “Interim Period”), Bridger shall not, directly or indirectly, own, hold, invest in, lease or operate any Super Scooper or other firefighting aircraft, in each case, excluding the Aircraft and any other Super Scooper or other firefighting aircraft owned or leased by Bridger or any of its subsidiaries as of the Effective Date.
5.1.2During the Interim Period, Bridger and its direct and indirect subsidiaries shall not, directly or indirectly, purchase or acquire any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of any person or entity in any transaction or series of transactions in which the consideration to be paid therefor shall be paid in cash or cash equivalents.
5.2Application of Proceeds. Subject to the terms of the Loan Agreement and the Indenture, Bridger shall apply or cause to be applied (i) after Bridger and/or any of its subsidiaries has received $1,800,000 of net cash proceeds from any issuance on or following the Effective Date of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries, 75% of the net cash proceeds of the issuance of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries; (ii) the net cash proceeds of the sale, disposition, transfer or other disposal of any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of Bridger or any of its subsidiaries on or following the Effective Date, other than in the ordinary course (provided, that, the Parties acknowledge and agree that for purposes hereof, ordinary course shall not include any transaction involving Super Scooper aircraft or engines); (iii) the net cash proceeds of the incurrence of any indebtedness for borrowed money by Bridger or any of its subsidiaries on or following the Effective Date in excess of $5 million on a cumulative basis during the Interim Period (not, for the avoidance of doubt, in excess of $5 million per incurrence), other than in respect of refinancing indebtedness for borrowed money by Bridger or any of its subsidiaries that is outstanding on the Effective Date; and (iv) the net cash proceeds of any sale, sale-leaseback, or other extraordinary or fundamental corporate transaction on or following the Effective Date pursuant to which Bridger or any of its subsidiaries receives cash proceeds, in each case, to the extent received by Bridger or any of its subsidiaries, towards the purchase of the Aircraft subject to the terms of this Agreement, in particular as described in Section 3 hereof, and/or other payment obligations hereunder and/or under the Bridger Purchase Agreement (including with respect to the VAT Amount).
5.3Information and Access.
5.3.1During the term of this Agreement, Bridger shall provide, upon reasonable advance notice, (a) full access to the Aircraft to Owner and Owner’s employees, agents and representatives for any purpose (including any inspection and demonstration flight) and shall deliver or otherwise make available, upon any written request of Owner (which may be delivered via email), accurate and complete copies of any records, contracts, notices or other documents (including any Aircraft technical records, maintenance records and operational records) related to the Aircraft and (b) reasonable access (at reasonable times and upon reasonable advance notice) to all executive officers of the Company and its Subsidiaries, and Bridger shall direct such executive officers to cooperate with all reasonable inquiries of Owner and Owner’s employees, agents and representatives.

5.3.2Without limiting the obligations of Bridger pursuant to Section 5.3.1, Bridger shall provide Owner with true and correct copies of the following:
(a)within 30 days of the execution of this Agreement, a cash flow projection for Bridger and its subsidiaries for the next fiscal quarter;
(b)within 20 days after the end of each calendar month, a summary for Bridger on a consolidated basis for such calendar month of (i) revenue; (ii) unrestricted cash balance; and (iii) total available liquidity (cash and short-term investments); and
(c)within 40 days following the end of each fiscal quarter, cash projections for the next fiscal quarter.
5.4Publicity. The Parties shall agree on the form and content of any initial press releases or other public statements regarding the transactions contemplated by the Bridger Purchase Agreement and/or this Agreement and the transactions contemplated hereby and thereby, and thereafter shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to any of the transactions contemplated hereby and thereby, and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement without the prior written consent of the other Parties following such opportunity to review and comment, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) a Party or its representatives may issue a public announcement or other public disclosures required by applicable law or the rules of any stock exchange upon which such Party’s or its parent entity’s or affiliate’s capital stock is traded; provided that such Party affords the other Party and its representatives a reasonable opportunity to review the content of the proposed disclosure and provide reasonable comments regarding same (which comments such Party will consider in good faith) and (b) a Party and its representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with this Section 5.4 without the prior written consent of the other Party.
5.5VAT Matters on sale of the Aircraft.
5.5.1Bridger acknowledges and agrees that (a) BAE will have to pay VAT imposed by a Spanish governmental authority with respect to, or in relation to, selling the Aircraft to Owner pursuant to the terms of the BAE Purchase Agreements in the aggregate amount of €9,123,988.59 (the “VAT Amount”), within the time period established by the Spanish Revenue for Spanish VAT registered traders to pay VAT and (b) the VAT Amount constitutes Indemnifiable Taxes pursuant to the terms of the Purchase Agreement. Bridger shall and shall cause its affiliates and its and their officers and other authorized representatives to reasonably fully cooperate (including by providing the information referenced in Section 5.5.2(i) below) with FundCo, BAE, Owner and their respective affiliates with respect to any reasonable actions any of them may take with respect to the reduction, recovery and/or refund of the VAT Amount.
5.5.2Owner hereby represents that it is an Irish VAT registered trader and is not and shall not be established for VAT purposes in Spain. Owner shall, through its officers and other authorized representatives (directly or acting through FundCo and/or its affiliates, including BAE, as applicable), act promptly and diligently to recover the VAT Amount. BAE shall report and pay within the time period established by the Spanish Revenue for Spanish VAT registered trader to pay VAT, the VAT Amount. Owner (directly or acting through FundCo and/or any of its affiliates, including BAE) shall: (i) as promptly as reasonably practicable, but not later than 10 Business Days following the deadline to file the VAT forms related to the calendar quarter in which the Aircraft are sold by BAE to Owner, in accordance with Spanish regulations, apply for the refund of the VAT Amount under the system operated by Irish Revenue for Irish VAT registered traders to reclaim VAT from EU Member States, and shall promptly provide Bridger with a copy of the VAT refund application and (ii) reply promptly and diligently to any request from any Spanish and/or Irish governmental authority within the legal timeframe established in such request and promptly share any written request, notification or other material communication it (or FundCo and/or any of its affiliates, including BAE) may provide to, or receive from, a Spanish and/or Irish governmental authority in respect of the recovery of the VAT Amount, to keep Bridger timely informed in writing of such information until the VAT Amount is refunded in full by the relevant Spanish governmental authority.
5.5.3Bridger shall be informed of any material written responses or exchanges with the Spanish and/or Irish tax authorities in respect of the VAT Amount. Any written responses or other material communications with the Spanish and/or Irish tax authorities with respect to the reduction, recovery and/or refund of the VAT Amount shall be made in consultation with Bridger.
5.5.4If the Spanish Revenue unduly refunds the VAT Amount to Owner after the legal deadline and pays to the Owner delay interest accrued on the VAT Amount refunded, such delay interest shall reduce, on a dollar-for-dollar basis, the amount of the indemnification to be paid by Bridger as Indemnifiable Taxes, as applicable.
5.5.5For purposes of this Agreement, (i) the date of payment of the VAT Amount by BAE to the Spanish Revenue and/or its affiliates is referred to herein as the “VAT Payment Date”; (ii) any portion of the VAT Amount that is refunded to Owner and/or its affiliates by a Spanish governmental authority is referred to herein as the “Recovered VAT Amount” and (iii) the date that the VAT Amount is refunded in full (such that the Recovered VAT Amount is equal to the VAT Amount) is referred to herein as the “VAT Recovery Date”. The parties acknowledge and agree that all amounts for purposes of Section 3 of this Agreement shall be calculated in USD$ and accordingly, the VAT Amount and the Recovered VAT Amount shall be calculated in USD$, as determined based on the prevailing EUR/USD spot rate as of the applicable date of payment thereof and as reasonably determined by Owner.
Section 6
Representations and Warranties
6.1Representations of Bridger.
6.1.1Organization; Good Standing. Bridger (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and, to the extent required by applicable laws, the jurisdiction in which any of its assets or properties are located and (ii) is duly qualified and licensed to, own or lease the properties and assets now owned or leased by it and to carry on its business as it is currently conducted, except, in each case, as would not reasonably be expected to be material to the operations of Bridger as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions (as defined herein). Albacete (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Spain and, to the extent required by applicable laws, the jurisdiction in which any of its assets or properties are located and (ii) is duly qualified and licensed to, own or lease the properties and assets now owned or leased by it and to carry on its business as it is currently conducted, except, in each case, as would not reasonably be expected to be material to the operations of Albacete as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions (as defined herein).
6.1.2Authorization. The execution, delivery of and performance by Bridger and Albacete of this Agreement and each other agreement or document contemplated hereby, including each of the Operating Leases (each, a “Transaction Document”) to which they are or will be a party and the consummation of the transactions contemplated hereby and thereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of each of Bridger and Albacete, as applicable, and no other action or vote of equityholders of Bridger or Albacete is required in connection therewith. Each of Bridger and Albacete has the necessary power, authority and capacity to execute this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions, and this Agreement and each such Transaction Document is, or will be when delivered by Bridger or Albacete, as applicable, enforceable in accordance with their respective terms subject only to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
6.1.3No Conflicts.
(a)The execution and delivery of this Agreement and each Transaction Document to be executed by Bridger or any of its subsidiaries, affiliates or other joint ventures, and the performance of the obligations of Bridger and any of its subsidiaries, affiliates or other joint ventures, as applicable, hereunder or thereunder do not and will not (i) result in the breach or violation of any organizational document of Bridger or any of its subsidiaries, affiliates or other joint ventures; (ii) result in the breach or violation of, or otherwise conflict with, the procedures prescribed by MITECO (as defined in the Bridger Purchase Agreement) in respect of the Public Auction (as defined in the Bridger Purchase Agreement) or any laws, regulations or any order of any court or governmental authority binding on Bridger or any of its subsidiaries, affiliates or other joint ventures; (iii) conflict with, or result in any default or event of default under, or give rise to or accelerate any obligation under, any contract, agreement or commitment to which Bridger or any of its subsidiaries, affiliates or other joint ventures is bound, including, without limitation, that certain Loan Agreement (as defined below), that certain Indenture (as defined below) and each other Financing Document (under and as defined in the Loan Agreement and Indenture) except to the extent that such conflict, default, event of default or obligation, as the case may be, (A) would not affect or impair the validity of this Agreement or the transactions contemplated hereby (including the Operating Leases) and (B) is not, and could not reasonably be expected to be, material to the operations of the Aircraft or of Bridger or any of its subsidiaries, affiliates or other joint ventures, as applicable, as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions, or (iv) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental authority, and as of December 1, 2023, Bridger shall have delivered to Owner the opinion of outside legal counsel contemplated by Section 17 of that certain Participations Sale and Purchase Agreement, dated as of November 16, 2023 (the “Bridger Purchase Agreement”), by and between Bridger and MAB Funding, LLC (“FundCo”).
(b)For purposes hereof:
(i)“Loan Agreement” means the Second Amended and Restated Loan Agreement, dated August 1, 2022, by and among, inter alios, Gallatin County, Montana, as lender, and Bridger Aerospace Group, LLC, a Delaware limited liability company, as borrower representative, the other entities parties thereto as borrowers (as amended, restated, amended and restated, modified, supplemented or waived); and
(ii)“Indenture” means the Amended and Restated Trust Indenture, dated as of July 1, 2022, by and between the County and the Trustee, as amended and supplemented by the First Supplemental Trust Indenture, dated as of August 1, 2022 (including any further amendments, restatements, amendments and restatements, modifications, supplements, waivers and/or indentures supplemental thereto made in conformity therewith).
6.1.4Solvency. Bridger and its subsidiaries are, and immediately after giving effect to the Transactions, will be, solvent. Bridger and its subsidiaries are, and immediately after giving effect to the Transactions, will: (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on their business. No transfer of property is being made by Bridger or any of its subsidiaries and no obligation is being incurred by Bridger or any of its subsidiaries in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Bridger or any of its subsidiaries or affiliates.
6.1.5OFAC; Patriot Act. Bridger is not, and to its knowledge, no person holding any legal or beneficial interest whatsoever in it, are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) (the “Patriot Act”) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). No funds tendered to Owner under this Agreement or any of the Transaction Documents are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-

money laundering laws. Bridger will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Transactions.
6.1.6Litigation; Investigations. There are no any appeals, pleas, actions, suits, claims, hearings, investigations, audits, charges, complaints, grievances, demands, investigations, proceedings, legal actions, litigation (whether at law or in equity, whether civil or criminal), mediations or arbitrations by or before any arbitrator, court or other governmental authority pending or, to the knowledge of Bridger, threatened (in writing) against or by Bridger or any of its affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
6.1.7SEC Documents.
(a)All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Bridger with the United States Securities and Exchange Commission (the “SEC”) since August 8, 2022 (the “Bridger SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing): (i) each of the Bridger SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the Bridger SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its filing date (or, if amended or superseded by a filing prior to the Effective Date, on the date of such filing), each Bridger SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.
(b)The financial statements (including any related notes) contained or incorporated by reference in Bridger SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Bridger and its consolidated subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Bridger and its consolidated subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments); and (iv) have been prepared from, and are in accordance with, the books and records of Bridger and its consolidated subsidiaries in all material respects. No financial statements of any Person other than Bridger and its consolidated subsidiaries are required by GAAP to be included in the consolidated financial statements of Bridger.

(c)None of Bridger or any of its subsidiaries has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar contract or transaction, including any contract relating to any transaction or relationship between or among Bridger or any of its subsidiaries, on the one hand, and any unconsolidated affiliate of Bridger or any of its subsidiaries, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements. None of Bridger or any of its subsidiaries has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the balance sheet of Bridger for the quarterly period ended June 30, 2023 and filed on Form 10-Q (the “Bridger Balance Sheet”); (ii) liabilities incurred in the ordinary course of business since the date of the Bridger Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have be material to the business of Bridger or materially impair, hinder or delay the transactions contemplated by this Agreement; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
6.1.8No Other Representations. Except as set forth in this Section 6.1, Bridger acknowledges and agrees that none of Owner, any of their affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Owner, any representations or warranties of any kind or nature, express or implied, at law or in equity, in connection with the Transactions, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Owner, or any of its affiliates, and Bridger hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Owner, any of its affiliates or any other Person and notwithstanding the delivery or disclosure to Bridger or any of its affiliates, representatives or any other person of any documentation or other information by Owner, any of its affiliates or representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Transaction Document.
6.2Representations of Owner.
6.2.1Organization. Owner is a designated activity company limited by shares duly incorporated and existing under the Laws of Ireland.
6.2.2Authorization. The execution, delivery of and performance by Owner of each Transaction Document to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Owner, and no other action or vote of equity holders of Owner is required in connection therewith. Owner has the necessary power, authority and capacity to execute this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions, and this Agreement and each such Transaction Document is, or will be when delivered by Bridger, enforceable in accordance with their respective terms subject only to applicable Enforceability Exceptions.

6.2.3No Other Representations. Except as set forth in this Section 6.2, Bridger acknowledges and agrees that none of Owner, any of their affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Owner, any representations or warranties of any kind or nature, express or implied, at law or in equity, in connection with the Transactions, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Owner, or any of its affiliates, and Bridger hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Owner, any of its affiliates or any other Person and notwithstanding the delivery or disclosure to Bridger or any of its affiliates, representatives or any other person of any documentation or other information by Owner, any of its affiliates or representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Transaction Document.
Section 7
Termination of Agreement
7.1Termination.
7.1.1This Agreement may be terminated at any time following the Amendment Date as follows:
(a)automatically, as of the date that none of Owner or any of its affiliates owns any of the Aircraft and all amounts due and owing by Bridger or Albacete to Owner hereunder and under the Operating Leases have been paid in full;
(b)by the mutual written consent of Owner and Bridger;
(c)by Owner, in the event any repudiation or material breach or failure to perform of any representation, warranty, covenant or agreement of Bridger or Albacete in this Agreement, which breach is incapable of being cured or has not been cured within ten (10) days after delivery of written notice thereof from Owner (provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall only be available to Owner if Owner is not then in material breach of its respective representations, warranties, covenants or agreements contained in this Agreement);
(d)by Bridger, in the event of any repudiation or any material breach or failure to perform of any representation, warranty, covenant or agreement of Owner in this Agreement, which breach is incapable of being cured or has not been cured within ten (10) days after delivery of written notice thereof from Bridger (provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall only be available to Bridger if Bridger and Albacete are not then in material breach of their respective representations, warranties, covenants or agreements contained in this Agreement);
(e)by Owner, at any time prior to the date that is three (3) years following the Effective Date upon ninety (90) days’ written notice to Bridger;

(f)by Owner, upon delivery of written notice to Bridger in the event of (i) any material breach by Bridger or Albacete of any of its representations, warranties, covenants or other agreements set forth in any Operating Lease or (ii) any Event of Default (or similar term) under any Operating Lease;
(g)by Owner, upon delivery of written notice to Bridger in the event of any Event of Default (or similar term), whether or not waived, or acceleration of any material indebtedness of Bridger or any of its subsidiaries, including under the Loan Agreement or the Indenture;
(h)by Owner, upon delivery of written notice to Bridger in the event of (i) the direct or indirect sale, lease, exclusive license or transfer of all or substantially all of the assets of Bridger and its subsidiaries (on a consolidated basis) or (ii) any transaction or series of transactions (whether by merger, consolidation, equity purchase or otherwise) resulting in the sale or transfer, directly or indirectly, of 50% or more of the equity interests of Bridger or Bridger Aerospace Group Holdings, LLC; or
(i)by Owner, upon delivery of written notice to Bridger in the event that Bridger or any of its subsidiaries shall have: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy; (iii) suffered the filing of an involuntary petition by its creditors; (iv) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (v) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (vi) admitted in writing its inability to pay its debts as they come due or (vii) made an offer of settlement, extension or composition to its creditors generally.
7.2Effect of Termination. In the event of a termination of this Agreement by either Party, this Agreement shall thereupon become null and void and of no further force and effect, and each Party shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination will be without liability to any Party; provided that (a) each of the provisions of this Section 7.2, Section 7.3 and Section 8 and, in each case, the definitions used therein or related thereto shall survive such termination and remain in full force and effect; (b) Owner shall remain obligated to pay all amounts due to Bridger under this Agreement and unpaid as of the date of such termination, including, without limitation, all due and unpaid Retrofitting Costs; (c) Bridger and Albacete shall remain obligated to pay all amounts due to Owner under this Agreement and the Operating Leases and unpaid as of the date of such termination; and (d) nothing in this Agreement will relieve any Party from its obligations under the Operating Leases or any liability for fraud or any willful and material breach by such Party of the terms and provisions of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.
7.3Termination Fee. In the event that this Agreement is terminated by Owner pursuant to 7.1.1(c), 7.1.1(f), 7.1.1(g), or 7.1.1(i), then in each case, Bridger shall pay or cause to be paid, by wire transfer of immediately available funds, an amount in cash equal to $15 million, which amount shall be paid by wire transfer of immediately available funds within five (5) Business Days of the date of such termination. The Parties acknowledge and agree that any amounts payable by Bridger pursuant to Section 3.4.4 or this Section 7.3 are liquidated damages and not a penalty, and that damages of Owner resulting from failure of the transactions contemplated by this Agreement to be consummated are uncertain and incapable of accurate calculation and that the amounts payable by Bridger pursuant to Section 3.4.4 or Section 7.3 are reasonable forecasts of the actual damages that compensate Owner for its efforts and resources expended and the opportunities foregone in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and for the loss suffered by reason of the transactions contemplated hereby.
Section 8
Miscellaneous Provisions
8.1Specific Performance; Enforcement of Costs. Each of the Parties acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by the other Party and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach or threatened breach of this Agreement but shall be in addition to all other remedies available at law or equity to such Party. The Parties hereto agree that in the event either Party finds it necessary to employ an attorney to prosecute or defend legal proceedings in court because of an alleged default by the other Party in performance of the terms of this Agreement, the Party who prevails in such court proceedings shall, in addition to all other relief which may be granted, be entitled to a monetary award for all costs and expenses incurred by the prevailing Party, including its reasonable attorneys’ fees, to be Party by the party against whom the issues are decided and such judgment is entered.
8.2Notices. All notices, demands or other communications to be delivered or given hereunder shall be in writing and shall be deemed to be duly given if delivered or sent by certified or registered mail, return receipt requested, or by email transmission (subject to confirmation of delivery), as follows:
To Bridger:        Bridger Aerospace Group Holdings, Inc.
        90 Aviation Lane
        Belgrade, MT 59714
        Attention: James Muchmore
        Email: james@bridgeraerospace.com

With a copy, which shall not constitute notice, to:

        Brownstein Hyatt Farber Schreck, LLP
        675 15th Street, Ste. 2900
        Denver, CO 80202
        Attention: Marc Diamant
        Email: diamant@bhfs.com

        To Owner:
MAB Funding Designated Activity Company

32 Molesworth Street
Dublin 2
Ireland
Attention: The Directors
Email: mfdublin@maples.com

and

c/o Marathon Asset Management, L.P.
One Bryant Park, 38th Floor
New York, NY 10036
Attention: Craig Thaler and Michael Alexander
Email: cthaler@marathonfund.com; malexander@marathonfund.com; legalteam@marathonfund.com

        and

c/o Avenue Sustainable Solutions Fund, L.P.
11 West 42nd Street, 9th
New York, NY 10036
Attention: Sean Coleman; Graham Feldman
Email: scoleman@avenuecapital.com; gfeldman@avenuecapital.com

With copies, which shall not constitute notice, to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: David Form, Bart Biggers
Email: dform@sidley.com; bart.biggers@sidley.com

        and

                                Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Attention: Sung Pak
Email: spak@paulweiss.com

To Albacete:        Albacete Aero, S.L.U.
        Suero de Quiñones 34 – 36, 1P
        28002 Madrid, Spain

        Attention: James Muchmore / Ignacio de Álvaro
Email: james@bridgeraerospace.com / i.dealvaro@bridgeraerospace.com

To BAE:        Bridger Aerospace Europe, S.L.U.
        Suero de Quiñones 34 – 36, 1P
        28002 Madrid, Spain

        and

c/o Marathon Asset Management, L.P.
One Bryant Park, 38th Floor
New York, NY 10036
Attention: Craig Thaler and Michael Alexander
Email: cthaler@marathonfund.com; malexander@marathonfund.com; legalteam@marathonfund.com

        and

c/o Avenue Sustainable Solutions Fund, L.P.
11 West 42nd Street, 9th
New York, NY 10036
Attention: Sean Coleman; Graham Feldman
Email: scoleman@avenuecapital.com; gfeldman@avenuecapital.com

With copies, which shall not constitute notice, to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: David Form, Bart Biggers
Email: dform@sidley.com; bart.biggers@sidley.com

        and

                                Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Attention: Sung Pak
Email: spak@paulweiss.com

All notices shall be deemed received by a Party on the date when certified or registered mail is delivered or refused or on the date any email transmission is received (if received during the regular normal business hours of the recipient or otherwise on the next succeeding Business Day of the recipient). Either Party may change its notice information set forth in this Section 8.2 upon providing written notice of such change to the other Party.
8.3Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire understanding between the Parties hereto in respect of the subject matter contained herein and may be amended only by a written instrument duly executed by the Parties hereto or their respective assignees.
8.4Assignment; Delegation. Except as expressly provided otherwise in this Agreement, neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that Owner may, without the consent of any other Party, assign this Agreement and/or transfer its interest and title (legal and/or beneficial title) of any Aircraft to any of its affiliates, provided also that such assignment shall be at no cost or expense for Bridger or any of its affiliates and shall not increase any of Bridger’s or its affiliates’ liabilities as set out in this Agreement. No such assignment, delegation, or transfer shall relieve the assigning, delegating, or transferring party of any of its obligations hereunder. This Agreement will be binding on and inure to the benefit of the respective successors and permitted assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 8.4 is void.
8.5Applicable Law; WAIVER OF JURY TRIAL; Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ATRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. In connection with any dispute arising out of or relating to this Agreement, the negotiation, execution, delivery, performance or validity of this Agreement, or the transactions contemplated hereby, each of the Parties irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of competent jurisdiction located in the State of New York; (ii) agrees not to commence any litigation relating thereto (whether based on contract, tort or any other theory) except in the court identified in accordance with clause (i) hereof and waives any objection to the laying of venue of any such litigation in such court; and (iii) agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum.
8.6Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO REPRESENTATIONS, WARRANTIES, PROMISES, GUARANTEES OR AGREEMENTS HAVE BEEN MADE BY EITHER PARTY WITH RESPECT TO THIS AGREEMENT OR THE AIRCRAFT, ORAL OR WRITTEN, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE.

8.7Remedies Cumulative. The rights and remedies of the Parties with respect to any of the terms and conditions of this Agreement shall be cumulative and not exclusive, and shall be in addition to all other rights and remedies in favor of either Party. Neither Party shall, by act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing. A waiver on any one occasion shall not be construed as a waiver on any other occasion.
8.8Prior Representations. Except as specifically set forth herein, neither Party hereto shall be deemed at any time to have made any representation, promise or covenant, verbally or in writing in respect of the subject matter of this Agreement.
8.9Invalidity. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
8.10Headings. The headings of the sections contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.
8.11Counterparts. This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each Party may transmit its/his/her signature by facsimile or other electronic means, and such faxed or other electronic signature shall have the same force and effect as an original signature.
8.12No Recourse. This Agreement and any Transaction Document may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to (i) this Agreement or any Transaction Document or any other agreement referenced herein or therein, (ii) the negotiation, execution or performance of this Agreement or any Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any Transaction Documents or such other agreement), (iii) the consummation of, or any failure to consummate, the Transaction contemplated by this Agreement or any Transaction Document or any other agreement referenced herein or therein to be consummated and (iv) any breach or violation (whether or not intentional) of this Agreement, any Transaction Document or any other agreement referenced herein or therein, in each case, may only be made against (and are liabilities solely of) the entities that are expressly identified as parties hereto or thereto, as the case may be (in each case, solely in their capacity as such, “Contracting Parties”), and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner (including limited partner or general partner), unit holder, equity holder, shareholder, stockholder, lender, agent, attorney or representative of any party or any of its affiliates (each a “Nonparty Affiliate”) has or shall have any liability for any obligations or liabilities of the Contracting Parties or for any claim (whether in tort, contract, in law, in equity or otherwise or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) based on, in respect of, or by reason of, any of the items set forth in clauses (i) through (iv) above or in respect of any representations made or alleged to be made in connection herewith (and, to the maximum extent permitted by applicable law, each Contracting Party hereby waives and releases all such claims, causes of action and liabilities against any such Nonparty Affiliates), in each case, except for claims that a Party may assert solely in accordance with, and pursuant to the terms and conditions of, and against the persons that are party to, this Agreement or any Transaction Document, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned (other than the Contracting Parties), as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv); provided, however, that in the event that a Contracting Party (x) consolidates with or merges with any other entity or person and is not continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any entity or person, then, in each case, the applicable party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or person as if such entity or person were the Contracting Party. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 8.12.
[Signature Page Follows]

    IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first above written.

    BRIDGER:

    Bridger Aerospace Group Holdings, Inc.

    By: /s/ James Muchmore
    Name: James Muchmore
    Title: Chief Legal Officer and Executive Vice President

        OWNER:

MAB Funding Designated Activity
Company

    By: /s/ John Paul Maguire
    Name: John Paul Maguire
    Title: Director

ALBACETE

Albacete Aero, S.L.U.

    By: /s/ Ignacio de Alvaro
    Name: Ignacio de Alvaro
    Title: Director

BAE

Bridger Aerospace Europe, S.L.U.

    By: /s/ Craig H. Thaler
    Name: Craig H. Thaler
    Title: Director